EXHIBIT 99.1

                 HANGZHOU MEILIJIAN DAIRY PRODUCTS CO. LTD.

                        ____________________________

                   REPORT ON AUDITED FINANCIAL STATEMENTS

               FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1999

                        _____________________________


                 HANGZHOU MEILIJIAN DAIRY PRODUCTS CO. LTD.

                        INDEX TO FINANCIAL STATEMENTS

Report of Independent Certified Public Accountants                    F-2

Financial Statements
  Balance Sheets                                                      F-3
  Statements of Operations and Comprehensive Loss                     F-4
  Statements of Investors' Equity                                     F-5
  Statements of Cash Flows                                            F-6

Summary of Accounting Policies                                        F-7

Notes to Financial Statements                                        F-11


REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors
China Premium Food Corporation:

We have audited the accompanying balance sheets of Hangzhou Meilijian Dairy Products Co. Ltd. (a Chinese limited liability company) as of December 31, 1998 and 1999, and the related statements of operations, and comprehensive loss, investors' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Hangzhou Meilijian Dairy Products Co. Ltd. as of December 31, 1998 and 1999, and the results of its operations and its cash flows for each of the years then ended in conformity with generally accepted accounting principles in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Basis of Presentation to the financial statements, the Company has experienced operating losses since inception. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Basis of Presentation to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                                BDO SEIDMAN, LLP

Los Angeles, California
February 25, 2000

                 HANGZHOU MEILIJIAN DAIRY PRODUCTS CO. LTD.

                               BALANCE SHEETS

                                                        December 31,
                                                 --------------------------
                                                    1998            1999
                                                    ----            ----

ASSETS (Note 3)

Current assets:
  Cash and cash equivalents                      $  373,004      $  332,553
  Accounts receivable, less allowances for
   doubtful accounts of $631,701 and
   $763,973 for 1998 and 1999                       190,460         153,323
  Other receivable, less allowance for
   doubtful accounts of $199,613 and
   $214,789 for 1998 and 1999                        33,329          74,871
  Inventory (Note 1)                                822,544         343,632
  Prepaid expenses                                   38,413          27,065
                                                 --------------------------

Total current assets                              1,457,750         931,443
                                                 --------------------------

Property, plant and equipment, net
 (Notes 2 and 3)                                  4,363,126       4,444,790

Other assets, net of amortization of
 $87,074 and $110,342 for 1998 and 1999             130,533         107,257
                                                 --------------------------

Total assets                                     $5,951,409      $5,483,490
                                                 ==========================

LIABILITIES AND INVESTORS' EQUITY

Current liabilities:
  Bank loans (Note 3)                            $1,425,345      $1,425,207
  Accounts payable                                  661,991         425,329
  Advance from customers                            234,324         302,132
  Accrued liabilities                                79,725         112,355
                                                 --------------------------

Total current liabilities                         2,401,385       2,265,023

Long-term related party loans (Note 4)              868,538         910,383
                                                 --------------------------

Total liabilities                                 3,269,923       3,175,406
                                                 --------------------------

Commitments and contingencies (Note 6)

Investors' equity:
  Paid-in capital                                 5,100,000       5,389,073
  Appropriated earnings                             153,521         153,521
  Accumulated deficits                           (1,840,482)     (2,502,792)
  Accumulated other comprehensive loss -
   translation adjustment                          (731,553)       (731,718)
                                                 --------------------------

Total investors' equity                           2,681,486       2,308,084
                                                 --------------------------

Total liabilities and investors' equity          $5,951,409      $5,483,490
                                                 ==========================

See accompanying summary of accounting policies and notes to financial statements.


                 HANGZHOU MEILIJIAN DAIRY PRODUCTS CO. LTD.

               STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

                                                        December 31,
                                                 --------------------------
                                                    1998            1999
                                                    ----            ----

Net sales                                        $4,873,748      $5,664,661

Cost of sales (Note 4)                            4,241,471       4,896,144
                                                 --------------------------

Gross profit                                        632,277         768,517

Selling expense                                     445,662         629,564

General and administrative expense                  415,991         664,921
                                                 --------------------------

Loss from operations                               (229,376)       (525,968)

Other income (expense):
  Interest expense, net                            (175,205)       (129,810)
  Loss disposal of property, plant
   and equipment                                     (7,404)         (7,471)
  Other, net                                         (3,193)            939
                                                 --------------------------

Loss before income taxes                           (415,178)       (662,310)

Income tax provision (Note 5)                             -               -
                                                 --------------------------

Net loss                                         $ (415,178)     $ (662,310)

Other comprehensive income (loss) -
  translation adjustment                                380            (165)
                                                 --------------------------

Comprehensive loss                               $ (414,798)     $ (662,475)
                                                 ==========================

See accompanying summary of accounting policies and notes to financial statements.

                 HANGZHOU MEILIJIAN DAIRY PRODUCTS CO. LTD.

                       STATEMENTS OF INVESTORS' EQUITY

                                      Paid-In Capital                                      Accumulated
                               --------------------------                                     Other
                                                  China                                   Comprehensive
                                 Hangzhou        Premium                                 Income (Loss) -
                               United Dairy       Food      Appropriated   Accumulated     Translation
                                 Co., Ltd         Corp.       Earnings       Deficit        Adjustment       Total
                               ------------      -------    ------------   -----------   ---------------     -----

Balance, January 1, 1998        $2,448,000     $2,652,000     $153,521     $(1,425,304)     $(731,933)     $3,096,284

Net loss                                 -              -            -        (415,178)             -        (415,178)

Translation adjustments                  -              -            -               -            380             380
                                -------------------------------------------------------------------------------------

Balance, December 31, 1998       2,448,000      2,652,000      153,521      (1,840,482)      (731,553)      2,681,486

Paid-in capital                    289,073              -            -               -              -         289,073

Net loss                                 -              -            -        (662,310)             -        (662,310)

Translation adjustments                  -              -            -               -           (165)           (165)
                                -------------------------------------------------------------------------------------

Balance, December 31, 1999      $2,737,073     $2,652,000     $153,521     $(2,502,792)     $(731,718)     $2,308,084
                                =====================================================================================

See accompanying summary of accounting policies and notes to financial statements.

                 HANGZHOU MEILIJIAN DAIRY PRODUCTS CO. LTD.

                          STATEMENTS OF CASH FLOWS
              Increase (Decrease in Cash and Cash Equivalents)

                                                     For Years Ended
                                                       December 31,
                                              -----------------------------
                                                  1998              1999
                                                  ----              ----

Cash flows from operating activities:
  Net loss                                    $  (415,178)      $  (662,310)
  Adjustments to reconcile net loss to
   net cash provided by operating
   activities:
    Depreciation and amortization                 345,100           370,511
    Provision for bad debts                       (12,012)          145,601
    Provision for inventory reserve                37,288           195,879
    Loss on disposal of fixed assets                7,404             7,471
  Increase (decrease) from changes in:
    Accounts receivable                            51,443           (93,245)
    Other receivable                               17,162           (56,718)
    Inventory                                     346,198           283,033
    Prepaid expenses                               51,572            11,348
    Accounts payable                             (238,297)         (236,662)
    Advances from customers                        (8,955)           67,808
    Accrued liabilities                           (55,127)           32,630
                                              -----------------------------

Net cash provided by operating activities         126,598            65,347
                                              -----------------------------

Cash flows from investing activities:
  Proceeds from disposal of fixed assets            4,935               382
  Purchase of equipment and machinery             (87,289)         (148,072)
                                              -----------------------------

Net cash used in investing activities             (82,354)         (147,690)
                                              -----------------------------

Cash flows from financing activities:
  Proceeds from related party loans                66,984            54,351
  Repayments of related party loans               (86,125)          (12,424)
  Proceeds from bank loans                      3,454,649         3,478,471
  Repayments for bank loans                    (3,333,857)       (3,478,471)
                                              -----------------------------

Net cash provided by financing activities         101,651            41,927
                                              -----------------------------

Effect of changes in exchange rates on cash            30               (36)
                                              -----------------------------

Net increase (decrease) in cash and cash
 equivalents                                      145,925           (40,451)

Cash and cash equivalents, beginning of
 period                                           227,079           373,004
                                              -----------------------------

Cash and cash equivalents, end of period      $   373,004       $   332,553
                                              =============================

Supplementary information:

Cash paid during the year:
  Interest                                    $   163,212       $   133,191
                                              =============================

Supplemental Disclosure of Non-Cash Activities:

In January 1999 the Chinese investor contributed $289,073 worth of machinery at fair market value which was recorded as paid in capital.

See accompanying summary of accounting policies and notes to financial statements.


                 HANGZHOU MEILIJIAN DAIRY PRODUCTS CO. LTD.

                       SUMMARY OF ACCOUNTING POLICIES

Basis of Presentation

Hangzhou Meilijian Dairy Products Co. Ltd. (the Company) is a foreign investment joint venture with US$5.1 million of registered capital. The Company was established under the laws of the People's Republic of China on October 25, 1993. American Flavor China, Inc. (AFC), a U.S. Delaware company, has a 52% interest in the Company and Hangzhou United Dairy Company
(HDC) has a 48% interest in the Company. The Company manufactures and distributes dairy products and juice based ultra high temperature (UHT) products to distributors, retailers and residents in the City of Hangzhou.

On August 1, 1998, the China Premium Food Corporation (CPFC) acquired 100% of AFC's equity interest in the Company.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As shown in the accompanying financial statements, the Company has suffered operating losses and negative working capital in 1998 and 1999 and has an accumulated deficit of $2,502,792 at December 31, 1999. These conditions give rise to substantial doubt about the Company's ability to continue as a going concern. Management's plan includes attempting to improve gross profit margins and obtain additional financing. However, there can be no assurance that the Company will realize these plans for funding of current operations and to meet its obligations. The accompanying financial statements do not include any provisions or adjustments, which might result from the outcome of the uncertainty discussed above.

Basis of Accounting

The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP) and are presented in U.S. dollars.

Revenue Recognition

The Company recognizes revenue when the risk of loss for the product passes to the customer, which is generally when goods are shipped.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Inventory Valuation

Inventory is stated at the lower of cost or market. Costs are determined on a weighted average basis

Foreign Currency Translation and Transactions

The financial position and results of operations of the Company are determined using local currency as the functional currency. Assets and liabilities are translated at the prevailing exchange rate in effect at the end of each reporting period. Contributed capital accounts are translated using the historical rate of exchange at the time of capital contribution. Income statement accounts are translated at the average rate of exchange during the reporting period. Translation adjustments arising from the use of different exchange rates from period to period are included in the cumulative translation adjustment account in investors' equity. Gains and losses resulting from foreign currency transactions are included in other income (expense).

Property, Plant and Equipment

Property, plant and equipment are stated at cost. Depreciation is computed primarily using the straight-line method over the estimated useful lives of the assets as follows :

                                                  Estimated Useful Life
                                                       (in years)
                                                  ---------------------

Plant and building                                         20
Machinery and equipment                                    10
Office equipment                                            5
Vehicles                                                    5

Construction in progress is stated at cost. All direct construction costs are capitalized as long term assets. No interest has been capitalized.

Maintenance, repairs and minor renewals are charged directly to expenses as incurred. Additions and betterment to property and equipment are capitalized. When assets are disposed of, the related cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the statement of operations.

Value Added Tax

The Company is subject to value added tax (VAT) imposed by the Chinese government on the Company's domestic sales. The output VAT is 17% for sale of sweet milk, milk powder and other products and 13% for sale of fresh milk and UHT products. The input VAT is paid when the Company purchases raw materials. The input VAT can be offset against output VAT and the VAT payable balance on the Balance Sheet is the net VAT and is included in accrued liabilities.

Other Assets

Other assets are composed of trademarks and costs to upgrade utility capacity, such as telephone, electricity and water supply. All these costs are amortized over a period of ten years.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenue and expenses during the reporting period. Among the more significant estimates included in these financial statements are the estimated allowance for doubtful accounts receivable and the deferred income tax asset allowance. Actual results could differ from those estimates.

Accounts Receivable and Concentration of Credit Risk

The Company's main business is manufacturing and distribution. Sales are made for cash or on credit. The Company reviews its accounts receivable on a regular basis to determine if any allowance for doubtful accounts is necessary at the end each reporting period. The Company maintains its cash accounts in high quality financial institutions.

Fair Value of Financial Instruments

The carrying amount of cash, trade accounts receivable, notes receivable, trade accounts payable and accrued payable are reasonable estimates of their fair value because of the short maturity of these items. The carrying amounts of the Company's credit facilities approximate fair value because the interest rates on these instruments are subject to change with market interest rates.

Income Taxes

The Company accounts for income taxes using the liability method, which requires an entity to recognize deferred tax liabilities and assets. Deferred income taxes are recognized based on the differences between the tax bases of assets and liabilities and their reported amounts in the financial statements which will result in taxable or deductible amounts in future years. Further, the effects of enacted tax laws or rate changes are included as part of deferred tax expenses or benefits in the period that covers the enactment date. A valuation allowance is recognized if it is more likely than not that some portion, or all of, a deferred tax asset will not be realized.

Appropriated Earnings

Under Chinese law, the Company must appropriate some of its after tax profit, generated through operations, before any profit distribution which is determined by the Board of Directors of the Company. The three types of funds which need to be appropriated are the enterprise expansion fund, reserve fund, and employee bonus and welfare fund. The reserve fund and enterprise expansion fund, which are reported as appropriated earnings, are non-distributable in nature but can be used to offset prior year's losses or converted into paid-in capital.

According to the Chinese government regulations, the employee welfare fund can be used only for the collective benefit of the Company's employees, such as the construction of dormitories, a cafeteria and other employees welfare facilities. This fund is reported as part of liabilities. Under U.S. GAAP, the appropriations to this fund are charged to general and administrative expenses as employee fringe benefit.

New Accounting Standards Not Adopted Yet

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS No. 133). SFAS No. 133 requires companies to recognize all derivatives contracts as either assets or liabilities in the balance sheet and to measure them at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of (i) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or (ii) the earnings effect of the hedged forecasted transaction. For a derivative not designated as a hedging instrument, the gain or loss is recognized in income in the period of change. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000.

Historically, the Company has not entered into derivatives contracts either to hedge existing risks or for speculative purposes. Accordingly, the Company does not expect adoption of the new standard on January 1, 2001 to affect its financial statements.

The Accounting Standards Executive Committee issued Statement of Position ("SOP") 98-5 "Reporting on the Costs of Start-Up Activities" which will be effective for financial statements for fiscal years after December 15, 1998 and requires that costs of start-up activities, including organization costs, be expensed as incurred. In accordance with SOP 98-5, the Company wrote off any remaining organizational expenses in 1999.


                 HANGZHOU MEILIJIAN DAIRY PRODUCTS CO. LTD.

                       NOTES TO FINANCIAL STATEMENTS

NOTE 1-INVENTORY

Inventory consists of the following:

                                                       December 31,
                                                 ------------------------
                                                   1998           1999
                                                   ----           ----

Raw materials                                    $ 715,558      $ 518,806
Finished goods                                     144,277         57,959
Allowance for spoilage                             (37,291)      (233,133)
                                                 ------------------------

Total                                            $ 822,544      $ 343,632
                                                 ========================

NOTE 2-PROPERTY, PLANT AND EQUIPMENT

      Property, plant and equipment consists of:

                                                      December 31,
                                               --------------------------
                                                  1998            1999
                                                  ----            ----

Plant and buildings                            $1,278,294      $1,278,171
Machinery                                       3,897,263       4,196,125
Office equipment                                  117,636         126,972
Vehicles                                          258,236         322,992
Construction in process                            55,735         102,416
                                               --------------------------

                                                5,607,164       6,026,676
Less: accumulated depreciation and
 amortization                                   1,244,038       1,581,886
                                               --------------------------

Property, plant and equipment, net             $4,363,126      $4,444,790
                                               ==========================

Depreciation expenses were $316,496 and $347,244 for the years ended December 31, 1998, and 1999.

NOTE 3-BANK LOANS

      The balances of the short-term bank loans consists of:

                                                      December 31,
                                               --------------------------
                                                  1998            1999
                                                  ----            ----

Bank of China                                  $1,244,157      $1,062,867
Construction Bank of China                        181,188         181,170
Industry and Commerce Bank of China                     -         181,170
                                               --------------------------

Total                                          $1,425,345      $1,425,207
                                               ==========================

The Company obtained revolving lines of credit from the three major state-owed commercial banks in China for working capital purposes. In aggregate, these lines of credit allowed the Company to borrow up to RMB13 million (approximately US$1,570,000 as of December 31, 1999). These lines of credit have terms ranging from three months to eight months with a floating interest rate at December 31, 1999 ranging from 6.138% to 6.696% per annum subject to change based on notice from the central bank, People's Bank of China. These lines of credit must be paid off when due to avoid penalty interest.

All these lines of credit were guaranteed by Hangzhou AOYIPOLLEN Pharmaceutical Co. Ltd., a related party to Hangzhou United Dairy Company. Starting from September 1997, all the lines of credits from the Bank of China were collateralized by substantially all the fixed assets of the Company, in addition to the guarantee provided by Hangzhou AOYIPOLLEN Pharmaceutical Co., Ltd.

NOTE 4-RELATED PARTY TRANSACTIONS

The balances of related party loans consisted of:

                                                        December 31,
                                                   ----------------------
                                                     1998          1999
                                                     ----          ----

Due to China Premium Food Corporation (CPFC)       $190,956      $190,938
Due to Hangzhou United Dairy Company (HUD)          677,582       719,445
                                                   ----------------------

Long-term related party loans                      $868,538      $910,383
                                                   ======================

In January 1999, HUD contributed $289,073 worth of machinery to the Company, which was recorded as paid in capital. Correspondingly, CPFC agreed to contribute approximately additional $300,000 capital in cash. As of February 25, 2000, the Company has not received the $300,000.

On January 1, 1994, HDC provided the Company with the use of its trademark, which was valued at RMB500,000 (approximately US$60,245). The Company recorded this trademark value as a part of other assets and a shareholder loan. The Company recorded amortization of RMB50,000 (approximately US$6,025) per year for trademark and paid cash of RMB50,000 to HDC per year against the shareholder loan. As of December 31, 1999, the unamortized balance of the trademark was RMB250,000 (US$30,195)

The Company purchased raw milk of $2,241,285 and $2,761,571 from ranches owned by Hangzhou raw milk United Dairy Company for the years ended December 31, 1998 and 1999.

NOTE 5-INCOME TAXES

The Company is subject to Chinese Foreign Investment Enterprise Income Tax of 33%, of which 30% is attributed to the central government and 3% to the provincial government. As the Company has experienced operating losses, no income tax was paid for 1998 and 1999.

Under the relevant income tax law, a foreign investment enterprise with an operating period of more than ten years is entitled to a 100% income tax credit for the initial two years and 50% income tax credit for the following three years starting in the first year it has taxable income. In accordance with China's corporate income tax regulations, the Company had approximately $1,741,000 of net operation loss carryforward available as of December 31, 1999. Net operating losses are carried forward for five years.

The components of the net deferred tax asset and liability are as follows:

                                                        December 31,
                                                 ------------------------
                                                    1998           1999
                                                    ----           ----

Deferred tax assets:
  Allowance for doubtful accounts                $ 208,000      $ 252,000
  Inventory reserves                                12,000         77,000
  Net operating loss carryforward                  250,000        575,000
  Valuation allowance                             (470,000)      (904,000)
                                                 ------------------------

                                                 $       -      $       -
                                                 ========================

Management is unable to determine whether it is more likely than not that benefit of the net deferred tax asset can be realized, therefore, a 100% valuation allowance has been established.

NOTE 6-COMMITMENTS AND CONTINGENCIES

Commitments

The Company has leased the plant land from the City of Hangzhou under operating leases expiring at December 31, 2013. Future minimum payments required under land leases that have an initial or a remaining lease term in excess of one year at December 31, 1999 are as follows:

Year ended December 31,                         Amount
-----------------------                         ------

         2000                                  $ 49,553
         2001                                    39,890
         2002                                    39,890
         2003                                    39,890
         2004                                    39,890
         Thereafter                             359,007
                                               --------

                                               $568,120
                                               ========

The Company paid a $38,893 and a $39,890 land usage and development fee in 1998 and 1999.

The Company provided cross guarantees on outstanding bank loans
(approximately $1,580,000 and $2,838,404) for Hangzhou AOYIPOLLEN
Pharmaceutical Co. Ltd. at December 31, 1998, and 1999. Hangzhou AOYIPOLLEN Pharmaceutical Co. Ltd's financial information for the years ended December 31, 1998 and 1999 is as follows:

                                                      December 31,
                                               --------------------------
                                                  1998            1999
                                                  ----            ----

Total assets                                   $7,465,889      $7,517,343
Total liabilities                               3,441,873       3,519,643
Total revenue                                   5,259,179       5,104,512
Net income                                        212,465         255,452
Total bank loans guaranteed by Meilijain        1,570,200       1,256,145